Exhibit 4.1

FORM OF FIXED RATE SENIOR NOTE

REGISTERED	U.S. $
No. FXR-1	CUSIP: 61760E390

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

MORGAN STANLEY
SENIOR GLOBAL MEDIUM-TERM NOTE, SERIES F

MORGAN STANLEY S&P 500 AND OIL INDEXED ETNS
DUE JULY 1, 2031

ORIGINAL ISSUE DATE: July , 2011	INITIAL REDEMPTION DATE: N/A	INTEREST RATE: None	MATURITY DATE: See “Maturity Date” below.
INTEREST ACCRUAL DATE: N/A	INITIAL REDEMPTION PERCENTAGE: N/A	INTEREST PAYMENT DATE(S): N/A	OPTIONAL REPAYMENT DATE(S): See “Repurchase Date” below.
SPECIFIED CURRENCY: U.S. dollars	ANNUAL REDEMPTION PERCENTAGE REDUCTION: N/A	INTEREST PAYMENT PERIOD: N/A
APPLICABILITY OF MODIFIED
PAYMENT UPON ACCELERATION, REPAYMENT OR REDEMPTION: See “Alternate Exchange Calculation in the Case of an Event of Default” and “Discontinuance of the Underlying Index; Alteration of Method of Calculation” below.

IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS: N/A	REDEMPTION NOTICE PERIOD: N/A	APPLICABILITY OF ANNUAL INTEREST PAYMENTS: N/A	If yes, state Issue Price: N/A
EXCHANGE RATE AGENT: N/A	TAX REDEMPTION AND PAYMENT OF ADDITIONAL AMOUNTS: NO		ORIGINAL YIELD TO MATURITY: N/A
OTHER PROVISIONS: See below	IF YES, STATE INITIAL OFFERING DATE: N/A

Terms used in this Note	References in this Note to “Note” is to be construed as a reference to each $ Stated Principal Amount of this Morgan Stanley S&P 500 And Oil Indexed ETNs Due July 1, 2031.

Denominations	$ and integral multiples thereof

Stated Principal Amount	$

Inception Date	June , 2011

Index	S&P 500 Oil Hedged Index

In this Note, references to the Index shall include any Successor Index (as defined below), unless the context requires otherwise.

Equity Index	S&P 500® Total Return Index

Oil Futures	Long positions in near-term exchange-traded NYMEX Crude Oil and ICE Brent Crude Oil futures contracts

Index Publisher	Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), and any successor thereof

Final Valuation Date	June 26, 2031, subject to adjustment for Market Disruption Events and non-Trading Days as described in the following paragraph.

If the scheduled Final Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the Index has occurred on such date, the Final Valuation Date will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that in no event will the Final Valuation Date be postponed to a date later than the scheduled Maturity Date (or, if the scheduled Maturity Date is not a Business Day, later than the first Business Day after the scheduled Maturity Date), and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Level on such date in accordance with the formula for calculating the Index last in effect prior to the non-Trading Day or the Market Disruption Event, as applicable.

Maturity Date
July 1, 2031, subject to extension if the Final Valuation Date is postponed in accordance with the definition thereof.  If the Final Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date shall be the second scheduled Business Day following the Final Valuation Date as postponed.  If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day. In the event that Payment at Maturity is deferred beyond the scheduled Maturity Date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

In the event that the Maturity Date of this Note is postponed due to postponement of the Final Valuation Date as described in the immediately preceding paragraph, the Issuer shall, or shall cause the Calculation Agent to, give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of this Note by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to the holder of this Note in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Final Valuation Date.

Payment at Maturity
At maturity, upon delivery of this Note to the Trustee, the Issuer shall pay with respect to each Stated Principal Amount of this Note an amount in cash, determined by the Calculation Agent, equal to (i) the product of the Stated Principal Amount and the Index Performance Ratio as of the Final Valuation Date, minus (ii) the Tracking Fee as of the Final Valuation Date; provided that the Payment at Maturity shall not be less than zero.

Index Performance Ratio	On any Index Business Day, the Index Performance Ratio is a fraction, the denominator of which shall be the Index Starting Level and the numerator of which shall be the Index Closing Level on such date. The Index Performance Ratio shall be determined by the Calculation Agent and shall be described by the following formula:

Index Closing Level
Index Starting Level

Index Starting Level	, which is the Index Closing Level determined by the Calculation Agent in its sole discretion on the Inception Date.

Index Closing Level
On any Index Business Day, the closing level of the Index published at the regular weekday close of trading on that Index Business Day, as determined by the Calculation Agent.  In certain circumstances, the Index Closing Level shall be based on the alternate calculation of the Index as described under “Discontinuance of the Index; Alteration of Method of Calculation.”

Tracking Fee
The Tracking Fee as of any calendar day will be an amount equal to the sum of the Daily Fee Amounts from but excluding the Inception Date to and including such day, as determined by the Calculation Agent.

Daily Fee Amount
The Daily Fee Amount for any given calendar day will be an amount equal to (i) the Tracking Fee Rate multiplied by (ii) the Stated Principal Amount of this Note multiplied by (iii) the Index Performance Ratio on that day (or, if such day is not an Index Business Day, the Index Performance Ratio on the immediately preceding Index Business day) divided by (iv) 365, as determined by the Calculation Agent.

Tracking Fee Rate	0.79% per annum.

Index Business Day	Index Business Day means any day, as determined by the Calculation Date, on which the Index Closing Level is calculated and published.

Trading Day	A Trading Day is any day, as determined by the Calculation Agent, (a) which is an Index Business Day and (b) on which the Calculation Agent is open for business in New York.

Repurchase at
the Option of the Holder
A beneficial owner of not less than 100,000 Notes (the “Minimum Repurchase Amount”) may submit a request to the Issuer (a “Repurchase Notice”) on any Business Day beginning on July 1, 2011 and ending on June 25, 2031 to have the Issuer repurchase not less than the Minimum Repurchase Amount, such notice to be delivered by no later than 12:00 noon, New York City time, on such Business Day, and the Issuer must acknowledge receipt of such notice no later than 4:00 p.m. on the same day for such notice to be effective.  The Issuer may from time to time in its sole discretion reduce the Minimum Repurchase Amount upon written notice to the Trustee.  Following any split or reverse split of the Notes, the Minimum Repurchase Amount will be adjusted proportionately to reflect such split or reverse split.

Payment upon Repurchase
At the Option of the Holder
The Issuer shall pay with respect to each Stated Principal Amount of this Note an amount in cash, determined by the Calculation Agent, equal to (a) the Repurchase Settlement Amount as of the applicable Valuation Date minus (b) the Repurchase Fee Amount as of the applicable Valuation Date to the Trustee for delivery to the beneficial owners that validly elected repurchase in accordance with, “Repurchase at the Option of the Holder” as set forth above (a “Compliant Repurchase Notice”), on the applicable Repurchase Date.

Repurchase Settlement Amount
As of any Repurchase Date, an amount in cash per Stated Principal Amount of this Note, as determined by the Calculation Agent, equal to (a) the Stated Principal Amount multiplied by the Index Performance Ratio as of the applicable Valuation Date minus (b) the Tracking Fee as of the applicable Valuation Date.

Repurchase Fee Amount
With respect to any applicable Valuation Date, an amount, as determined by the Calculation Agent, equal to 0.125% of the Repurchase Settlement Amount of each Stated Principal Amount of this Note as of the applicable Valuation Date.

Issuer Repurchase Right	The Issuer may repurchase this Note in whole and not in part upon not less than three Business Days prior written notice (such notice, the “Call Notice”) to the holder of this Note (the date of such notice, the “Call Notice Date”). The Call Notice Date must be on a Trading Day.

Payment upon Issuer Repurchase
Upon election of the “Issuer Repurchase Right,” as set forth above, the Issuer shall pay with respect to each Stated Principal Amount of this Note an amount in cash, determined by the Calculation Agent, equal to the Repurchase Settlement Amount as of the applicable Valuation Date to the Trustee for delivery to the Holder of this Note on the applicable Repurchase Date.

Automatic Call
An Automatic Call will occur, if from but excluding the Inception Date to and including the Final Valuation Date, the Intraday Indicative Value at any time during any Index Business Day (such date, the “Automatic Call Trigger Date”) has declined by at least 50% from the Closing Indicative Value as of the most recent Rebalancing Date for the Index (or if no Rebalancing Date has occurred since the Inception Date, from the Stated Principal Amount), as determined by the Calculation Agent.

Payment upon an Automatic Call
If an “Automatic Call” occurs, as set forth above, the Issuer shall redeem this Note in whole and shall pay with respect to each Stated Principal Amount of this Note an amount in cash, determined by the Calculation Agent, equal to the Repurchase Settlement Amount as of the applicable Valuation Date to the Trustee for delivery to the Holder of this Note on the applicable Repurchase Date.

Intraday Indicative Value
The value of each Stated Principal Amount of this Note as calculated by NYSE Arca and published to Bloomberg or a successor every 15 seconds via the facilities on the Consolidated Tape Association under the symbol “BARL.IV”.

Closing Indicative Value	The Intraday Indicative Value at the close of trading on any Index Business Day.

Rebalancing Date	The date on which the Index Publisher sets the weight of the prices of the Oil Futures to equal the weight of the Equity Index.

Repurchase Date
With respect to (i) Payment upon Repurchase At the Option of the Holder, or an Automatic Call, the third Business Day following the applicable Valuation Date, as postponed, if applicable or (ii) Issuer Repurchase Right, the date specified in the Call Notice, which will be not less than three Business Days following the related Valuation Date, as postponed, if applicable.

Valuation Date
With respect to: (i) Payment upon Repurchase at the Option of the Holder, the first Trading Day immediately following the date on which the holder delivers a Compliant Repurchase Notice (ii) Payment upon Issuer Repurchase, the Call Notice Date and (iii) Payment upon an Automatic Call, the Trading Day immediately following the Automatic Call Trigger Date; provided that in each case if any scheduled Valuation Date is not a Trading Day, such Valuation Date will be postponed to the immediately succeeding Trading Day, and if a Market Disruption Event has occurred or is continuing on any scheduled Valuation Date, such Valuation Date will be postponed in accordance with the terms of “—Market Disruption Event” below; provided further that if the Issuer sends a Call Notice on or before the date that either (i) the Holder delivers a Compliant Repurchase Notice or (ii) the Automatic Call Trigger Date, in each case, the applicable Valuation Date will be the date such Call Notice is sent.

Splits and Reverse Splits
The Issuer in sole discretion may initiate a split or reverse split of this Note at any time by providing a notice to the Trustee and to the holder of this Note not less than five Business Days prior to the applicable Record Date specifying (i) the Record Date of such split or reverse split and (ii) the manner of compensation for holders of “partial” Notes.

If this Note undergoes a split, the Stated Principal Amount and the authorized Denominations of this Note will be divided by a divisor and for each Note held by a holder as of the Record Date, such holder shall thereupon hold such number of Notes multiplied by this divisor.  If this Note undergoes a reverse split, the Stated Principal Amount and authorized Denominations of this Note will be multiplied by a multiplier and a holder shall thereupon hold such number of Notes held by such holder as of the Record Date divided by this multiplier; provided that holders who own a number of Notes on the Record Date that is not evenly divisible by such multiplier will receive the same treatment as all other holders for the maximum number of Notes they hold which is evenly divisible by such multiplier and the Issuer shall compensate holders for their remaining or “partial” Notes in a manner determined by the Issuer in its sole discretion.  Settlement of any split or reverse split will occur on the third Trading Day immediately following the related Record Date.

Record Date	The Record Date for any split or reverse split, will be the date one Business Day prior to such split or reverse split.

Discontinuance of the Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and the Index Publisher or any other person or entity (including Morgan Stanley & Co. LLC and its successors (“MS & Co.”)) calculates and publishes a successor or substitute index that the Calculation Agent determines in its sole discretion, to be comparable to the discontinued Index and approves it as a successor index (such index being referred to herein as a “Successor Index”), then the Calculation Agent will determine the level of the Index on the applicable Valuation Date and the amount payable at maturity, upon acceleration or upon repurchase by the Issuer by reference to such Successor Index for the period following the discontinuance of the Index. If the Calculation Agent determines that the Index is discontinued and that there is no Successor Index (a “Discontinuance Event”), then this Note will be deemed accelerated to the third Business Day immediately following the date on which the

Calculation Agent reaches such determination (the “Date of Determination”) and the Calculation Agent will determine the amount due and payable per Stated Principal Amount of this Note as if the date of such Discontinuance Event were the Final Valuation Date (such amount due and payable per Stated Principal Amount of this Note in the event of any acceleration of this Note under this section or under “Alternate Exchange Calculation in Case of an Event of Default,” the “Acceleration Amount”).

If at any time the method of calculating the Index, or the value thereof, is changed in a material respect, or if the Index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of the Index had such changes or modifications not been made, and the Calculation Agent determines that no other person or entity (including MS & Co.) is making such adjustments as may be necessary in order to arrive at a level for the Index comparable to the level of the Index as if such changes or modifications had not been made, and publishing such Index levels (an “Alteration Event”), then this Note will be deemed accelerated to the third Business Day immediately following the date on which the Calculation Agent reaches such determination (also a “Date of Determination”), and the Calculation Agent will determine the Acceleration Amount due and payable per Stated Principal Amount of this Note as if the last date prior to such Alteration Event were the Final Valuation Date.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to this Note shall have occurred and be continuing, the Calculation Agent shall determine the amount declared due and payable for each Stated Principal Amount of this Note upon any acceleration of this Note (the “Acceleration Amount”), which shall be an amount equal to the Payment at Maturity determined as though the date of acceleration were the Final Valuation Date.

Notice to Trustee and Payment
of Acceleration Amount in the Event
of any Acceleration of the Notes
If the maturity of this Note is accelerated because of a Discontinuance Event or Alteration Event as described under “Discontinuance of the Index; Alteration of Method of Calculation” or an Event of Default as described under “Alternate Exchange Calculation in Case of an Event of Default,” as described above, the Issuer shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount, due with respect to this Note, if any, and, in the event that this Note is accelerated due to a Discontinuance Event or Alteration Event, of such acceleration as promptly as possible and in no event later than the second business day following the Date of Determination. Upon such acceleration, with respect to each Stated Principal Amount of this Note, the Issuer will deliver to the Trustee for delivery to the Depositary, as holder of this Note, the Acceleration Amount on the third Business Day following the Date of Determination or date of acceleration, as applicable.

Calculation Agent	MS & Co. and its successors.

The Calculation Agent is solely responsible for making all determinations with respect to this Note, including without limitation, regarding the Index, postponement of a Valuation Date, including the Final Valuation Date, and the Maturity Date, the applicable Index Closing Level for any Valuation Date, the Index Performance Ratio, the Tracking Fee, the Daily Fee Amounts, the Closing Indicative Value, the Intraday Indicative Value, including whether an Automatic Call has occurred, any split or reverse split and the amount of payment on this Note, if any, to be made at Maturity or upon an earlier repurchase or call, as applicable. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error (except as provided under “Reliance by the Trustee”) below, be conclusive for all purposes and binding on the holder of this Note, the Trustee and the Issuer.

Unless otherwise specified herein, all calculations with respect to this Note shall be made by the Calculation Agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable for each Stated Principal Amount of this Note shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of this Note shall be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event
To the extent that a Market Disruption Event with respect to the Index has occurred or is continuing on any Valuation Date (other than the Final Valuation Date, which is subject to postponement in accordance with “—Payment at Maturity—Final Valuation Date” above), the Index Closing Level for such Valuation Date will be determined by the Calculation Agent or one of its affiliates on the first succeeding Trading Day on which a Market Disruption Event does not occur or is not continuing with respect to the Index.

In no event, however, will any postponement pursuant to the previous paragraph result in any such Valuation Date occurring more than three Trading Days following the day originally scheduled to be such Valuation Date. If the third Trading Day following the date originally scheduled to be such Valuation Date is not a Trading Day or a Market Disruption Event has occurred or is continuing with respect to the Index on such third Trading Day, the Calculation Agent or one of its affiliates will determine the relevant Index Closing Level in accordance with the formula for calculating the Index last in effect prior to the Market Disruption Event.

Notwithstanding the occurrence of one or more of the events below, which may, in the Calculation Agent’s discretion, constitute a Market Disruption Event with respect to the Index, the Calculation Agent in its discretion may waive its right to postpone determination of the Index Closing Level if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the Index Closing Level on such date.

Any of the following will be a “Market Disruption Event” with respect to the Index, in each case as determined by the Calculation Agent in its sole discretion:

•
a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Equity Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Equity Index during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Equity Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; or

•
the temporary failure of the Index Publisher to announce or publish the Index Closing Level (or the closing level of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Level (or the closing level of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Index; or

•	the failure of trading to commence, or the permanent discontinuance of trading, in either of the Oil Futures contracts on the Relevant Exchange for such contract, (ii) the disappearance of, or of trading in, any of the commodities underlying the Index or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Level, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts; or

•	the material suspension of, or material limitation imposed on, trading in any of the Oil Futures contracts on the Relevant Exchange for such contract; or

•	the occurrence since the date of this offering document of a material change in the formula for, or the method of calculating, the Index Closing Level; or

•	the occurrence since the date of this offering document of a material change in the content, composition or constitution of the Index; or

•
with respect to any Oil Futures contract, the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such Oil Futures contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such Oil Futures contract on any day on which the Index Closing Level must be determined from what it would have been without that imposition, change or removal.

It shall also constitute a Market Disruption Event if the Calculation Agent in its sole discretion determines that any event described above materially interfered with the Issuer’s ability or the ability of any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this Note.

For purposes of this definition of Market Disruption Event, “Relevant Exchange” means, in the case of the NYMEX West Texas Intermediate Crude Oil futures contracts, the NYMEX, and in the case of the ICE Brent Crude Oil futures contracts, ICE Futures Europe.

Notices to the Trustee and
the Depositary	In respect of Payment at Maturity

The Issuer shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office and to the Depositary, on which notice the Trustee and the Depositary shall be entitled to conclusively rely, of the amount of cash to be delivered in respect of principal due on the Maturity Date with respect to each Stated Principal Amount of this Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to each Stated Principal Amount of this Note to the Trustee for delivery to the Depositary, as holder of this Note, on the Maturity Date.

In respect of Payment upon Repurchase

The Issuer shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office and to the Depositary, on which notice the Trustee and the Depositary shall be entitled to conclusively rely, of (x) the aggregate principal amount of the Notes being repurchased pursuant to the “Repurchase at the Option of the Holder” or Issuer Repurchase Right, (y) the applicable Repurchase Date and (z) the amount of cash to be delivered on the Repurchase Date with respect to each Stated Principal Amount of the Notes to be repurchased, on or prior to 10:30 a.m. on the Trading Day preceding the Repurchase Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Repurchase Date), and (ii) deliver the aggregate cash amount due with respect to the aggregate principal amount of this Note to be repurchased to the Trustee for delivery to the Depositary, as holder of this Note, on the Repurchase Date; provided that if the Issuer elects to have MS & Co. or any other of its affiliates purchase a Stated Principal Amount of this Note that the Issuer would otherwise repurchase pursuant to the Repurchase at the Option of the Holder or the Issuer Repurchase Right,

as applicable, which election shall be without prejudice to the rights of the holder of this Note under the Repurchase at the Option of the Holder or the Issuer Repurchase Right, as applicable, the Issuer will not be required to give such notice or make such payment unless MS & Co. or such other affiliate fails to purchase such Stated Principal Amount of this Note on the applicable Repurchase Date.

In respect of Payment upon an Automatic Call

The Issuer shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee at its New York office and to the Depositary, on which notice the Trustee and the Depositary shall be entitled to conclusively rely, of (x) the aggregate principal amount of the Notes being redeemed pursuant to the Automatic Call, (y) the applicable Repurchase Date and (z) the amount of cash to be delivered on the Repurchase Date with respect to each Stated Principal Amount of this Note to be redeemed, on or prior to 10:30 a.m. on the Trading Day preceding the Repurchase Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Repurchase Date), and (ii) deliver the aggregate cash amount due with respect to the aggregate principal amount of this Note to be redeemed to the Trustee for delivery to the Depositary, as holder of this Note, on the Repurchase Date; provided that if the Issuer elects to have MS & Co. or any other of its affiliates redeem a Stated Principal Amount of this Note that the Issuer would otherwise redeem pursuant to the Automatic Call, which election shall be without prejudice to the rights of the holder of this Note under the Automatic Call, the Issuer will not be required to give such notice or make such payment unless MS & Co. or such other affiliate fails to redeem such Stated Principal Amount of this Note on the Repurchase Date.

Reliance by the Trustee

The Trustee makes no representation as to the validity or enforceability of this Note or as to the sufficiency or advisability of the provisions hereof for the purpose of determining the principal due or intended to be due hereon, shall not be responsible for calculating the principal due hereon, may conclusively rely on the Calculation Agent’s calculations of the amount due hereunder in respect of such principal and shall have no duty to investigate or confirm the accuracy of such calculations or the methodology used by the Calculation Agent in making its calculations hereunder, notwithstanding the existence of manifest error.

Morgan Stanley, a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to CEDE & Co., or registered assignees, the amount of cash, as determined in accordance with the provisions set forth under “Payment at Maturity” above, due with respect to the principal sum of U.S. $               (UNITED STATES DOLLARS             ) on the Maturity Date specified above (except to the extent redeemed or repaid prior to maturity) and to pay interest thereon at the Interest Rate per annum specified above, from and including the Interest Accrual Date specified above until the principal hereof is paid or duly made available for payment weekly, monthly, quarterly, semiannually or annually in arrears as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing on the Interest Payment Date next succeeding the Interest Accrual Date specified above, and at maturity (or on any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date; and provided, further, that if this Note is subject to “Annual Interest Payments,” interest payments shall be made annually in arrears and the term “Interest Payment Date” shall be deemed to mean the first day of March in each year.

Interest on this Note will accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until but excluding the date the principal hereof has been paid or duly made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the date 15 calendar days prior to such Interest Payment Date (whether or not a Business Day (as defined below)) (each such date, a “Record Date”); provided, however, that interest payable at maturity (or any redemption or repayment date) will be payable to the person to whom the principal hereof shall be payable.  As used herein, “Business Day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) if this Note is denominated in a Specified Currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the Specified Currency, or (z) if this Note is denominated in Australian dollars, in Sydney and (b) if this Note is denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (“TARGET”), which utilizes a single shared platform and was launched on November 19, 2007, is open for the settlement of payment in euro (a “TARGET Settlement Day”).

Payment of the principal of this Note, any premium and the interest due at maturity (or any redemption or repayment date), unless this Note is denominated in a Specified Currency other than U.S. dollars and is to be paid in whole or in part in such Specified Currency, will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars.  U.S. dollar payments of interest, other than interest due at maturity or on any date of redemption or repayment, will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register.  A holder of U.S. $10,000,000 (or the equivalent in a Specified Currency) or more in aggregate principal amount of Notes having the same Interest Payment Date, the interest on which is payable in U.S. dollars, shall be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

If this Note is denominated in a Specified Currency other than U.S. dollars, and the holder does not elect (in whole or in part) to receive payment in U.S. dollars pursuant to the next succeeding paragraph, payments of interest, principal or any premium with regard to this Note will be made by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing, with respect to payments of interest, on or prior to the fifth Business Day after the applicable Record Date and, with respect to payments of principal or any premium, at least ten Business Days prior  to the Maturity Date or any redemption or repayment date, as the case may be; provided that, if payment of interest, principal or any premium with regard to this Note is payable in euro, the account must be a euro account in a country for which the euro is the lawful currency, provided, further, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register; and provided, further, that payment of the principal of this Note, any premium and the interest due at maturity (or on any redemption or repayment date) will be made upon surrender of this Note at the office or agency referred to in the preceding paragraph.

If so indicated on the face hereof, the holder of this Note, if denominated in a Specified Currency other than U.S. dollars, may elect to receive all or a portion of payments on this Note in U.S. dollars by transmitting a written request to the Paying Agent, on or prior to the fifth Business Day after such Record Date or at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be.  Such election shall remain in effect unless such request is revoked by written notice to the Paying Agent as to all or a portion of payments on this Note at least five Business Days prior to such Record Date, for payments of interest, or at least ten calendar days prior to the Maturity Date or any redemption or repayment date, for payments of principal, as the case may be.

If the holder elects to receive all or a portion of payments of principal of, premium, if any, and interest on this Note, if denominated in a Specified Currency other than U.S. dollars, in U.S. dollars, the Exchange Rate Agent (as defined on the reverse hereof) will convert such payments into U.S. dollars.  In the event of such an election, payment in respect of this Note will be based upon the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation in The City of New York received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate

Agent unless such Exchange Rate Agent is an affiliate of the Issuer) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the amount of the Specified Currency payable in the absence of such an election to such holder and at which the applicable dealer commits to execute a contract.  If such bid quotations are not available, such payment will be made in the Specified Currency.  All currency exchange costs will be borne by the holder of this Note by deductions from such payments.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Senior Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED: June , 2011	MORGAN STANLEY
By:
Name:
Title: Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Senior Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

SENIOR GLOBAL MEDIUM-TERM NOTE, SERIES F

This Note is one of a duly authorized issue of Senior Global Medium-Term Notes, Series F (the “Notes”), of the Issuer.  The Notes are issuable under a Senior Indenture, dated as of November 1, 2004, between the Issuer and The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), as Trustee (the “Trustee,” which term includes any successor trustee under the Senior Indenture), as heretofore supplemented and amended and as may be further supplemented and amended from time to time (the “Senior Indenture”), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.  The Issuer has appointed The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.) at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes.  The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Senior Indenture.  To the extent not inconsistent herewith, the terms of the Senior Indenture are hereby incorporated by reference herein.

Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption.  If this Note is subject to “Annual Redemption Percentage Reduction,” the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption.  If the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” the amount of principal payable upon redemption will be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of redemption (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described below).  Notice of redemption shall be mailed to the registered holders of the Notes designated for redemption at their addresses as the same shall appear on the Note register not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Senior Indenture.  In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein.  On any Optional Repayment Date, this Note will be repayable in whole or in part in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S. dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment, provided that if the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption”, the amount of principal payable upon repayment will be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of repayment  (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described below).  For this Note to be repaid at the option of the holder hereof, the Paying Agent must receive at its corporate trust office in the Borough of Manhattan, The City of New York, at least 15 but not more than 30 calendar days prior to the date of repayment, (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth the name of the holder of this Note, the principal amount hereof, the certificate number of this Note or a description of this Note’s tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled “Option to Elect Repayment” duly completed, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter; provided, that such telegram, telex, facsimile transmission or letter shall only be effective if this Note and form duly completed are received by the Paying Agent by such fifth Business Day.  Exercise of such repayment option by the holder hereof shall be irrevocable.  In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be.  Unless otherwise provided on the face hereof, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any redemption or repayment date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day.

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and, if denominated in U.S. dollars, unless otherwise stated above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof.  If this Note is denominated in a Specified Currency other than U.S. dollars, then, unless a higher minimum denomination is required by applicable law, it is issuable only in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in The City of New York for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the Business Day immediately preceding the date of issuance.

The Trustee has been appointed registrar for the Notes (the “Registrar,” which term includes any successor registrar appointed by the Issuer), and the Registrar will maintain at its office in The City of New York a register for the registration and transfer of Notes.  This Note may be transferred at the aforesaid office of the Registrar by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Senior Indenture with respect to the redemption of Notes.  Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions.  All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.  All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing.  The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them.  All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Senior Indenture provides that (a) if an Event of Default (as defined in the Senior Indenture) due to the default in payment of principal of, premium, if any, or interest on, any series of debt securities issued under the Senior Indenture, including the series of Senior Medium-Term Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Senior Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Senior Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy, insolvency or reorganization of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Senior Indenture, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal or premium, if any, or interest on such debt securities) by the holders of a majority in aggregate principal amount of the debt securities of all affected series then outstanding.

If the face hereof indicates that this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” then (i) if the principal hereof is declared to be due and payable as described in the preceding paragraph, the amount of principal due and payable with respect to this Note shall be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of declaration (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described in the next paragraph), (ii) for the purpose of any vote of securityholders taken pursuant to the Senior Indenture prior to the acceleration of payment of this Note, the principal amount hereof shall equal the amount that would be due and payable hereon, calculated as set forth in clause (i) above, if this Note were declared to be due and payable on the date of any such vote and (iii) for the purpose of any vote of securityholders taken pursuant to the Senior Indenture following the acceleration of payment of this Note, the principal amount hereof shall equal the amount of principal due and payable with respect to this Note, calculated as set forth in clause (i) above.

The constant yield shall be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between Interest Payment Dates (with ratable accruals within a compounding period), and an assumption that the maturity will not be accelerated.  If the period from the Original Issue Date to the first Interest Payment Date (the “initial period”) is shorter than the compounding period for this Note, a proportionate amount of the yield for an entire compounding period will be accrued.  If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

If the face hereof indicates that this Note is subject to “Tax Redemption and Payment of Additional Amounts,” this Note may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with accrued interest to the date fixed for redemption (except that if this Note is subject to “Modified Payment upon Acceleration, Repayment or Redemption,” the amount of principal so payable will be limited to the aggregate principal amount hereof multiplied by the sum of the Issue Price specified on the face hereof (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of redemption (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described above)), if the Issuer determines that, as a result of any change in or amendment to the laws (including a holding, judgment or as ordered by a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the Initial Offering Date hereof, the Issuer has or will become obligated to pay Additional Amounts, as defined below, with respect to this Note as described below.  Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and

(ii) an opinion of independent legal counsel satisfactory to the Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of this Note were then due.

Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, which date and the applicable redemption price will be specified in the notice.

If the face hereof indicates that this Note is subject to “Tax Redemption and Payment of Additional Amounts,” the Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the “Additional Amounts”) to the holder of this Note with respect to any interest in this Note held by a beneficial owner who is a U.S. Alien as may be necessary in order that every net payment of the principal of and interest on this Note and any other amounts payable on this Note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in this Note to be then due and payable.  The Issuer will not, however, make any payment of Additional Amounts to the holder of this Note with respect to any interest in this Note held by any beneficial owner who is a U.S. Alien for or on account of:

•	any present or future tax, assessment or other governmental charge that would not havebeen so imposed but for

o
the existence of any present or former connection between the beneficial owner of an interest in this Note, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o
the presentation by or on behalf of the beneficial owner of an interest in this Note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of this Note is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of this Note;

•
any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, this Note, if payment can be made without withholding by at least one other Paying Agent;

•
any tax, assessment or other governmental charge imposed solely because the beneficial owner of an interest in this Note (1) is a bank purchasing this Note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying this Note for investment purposes nor (B) buying this Note for resale to a third party that either is not a bank or holding this Note for investment purposes only;

•
any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of an interest in this Note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•
any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or

•	any combination of the items listed above.

In addition, the Issuer will not be required to make any payment of Additional Amounts with respect to any interest in this Note presented for payment:

•
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

•
by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting this Note or the relevant coupon to another Paying Agent in a member state of the European Union.

Nor will the Issuer pay Additional Amounts with respect to any payment with respect to any interest in this Note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner held its interest in this Note directly.

The Senior Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or alter certain provisions of the Senior Indenture relating to debt securities not denominated in U.S. dollars or impair or affect the rights of any holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such supplemental indenture.

Except as set forth below, if the principal of, premium, if any, or interest on this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer will be entitled to satisfy its obligations to the holder of this Note by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency, the Issuer may at its option (or shall, if so required by applicable law) without the consent of the holder of this Note effect the payment of principal of, premium, if any, or interest on any Note denominated in such Specified Currency in euro in lieu of such Specified Currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended.  Any payment made under such circumstances in U.S. dollars or euro where the required payment is in an unavailable Specified Currency will not constitute an Event of Default.  If such Market Exchange Rate is not then available to the Issuer or is not published for a particular Specified Currency, the Market Exchange Rate will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the date of such payment from three recognized foreign exchange dealers (the “Exchange Dealers”) for the purchase by the quoting Exchange Dealer of the Specified Currency for U.S. dollars for settlement on the payment date, in the aggregate amount of the Specified Currency payable to those holders or beneficial owners of Notes and at which the applicable Exchange Dealer commits to execute a contract.  One of the Exchange Dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Issuer.  If those bid quotations are not available, the Exchange Rate Agent shall determine the market exchange rate at its sole discretion.

The “Exchange Rate Agent” shall be Morgan Stanley & Co. Incorporated, unless otherwise indicated on the face hereof.

All determinations referred to above made by, or on behalf of, the Issuer or by, or on behalf of, the Exchange Rate Agent shall be at such entity’s sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes.  The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide.  So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.  If any European Union Directive on the taxation of savings comes into force, the Issuer will, to the extent possible as a matter of law, maintain a Paying Agent in a Member State of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer.  Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

As used herein, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

All terms used in this Note which are defined in the Senior Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common
TEN ENT	–	as tenants by the entireties
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –		Custodian
	(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing __________________ attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

Dated:_______________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

33

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid: _________________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): __________________.

Dated:________________________
NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.